EXHIBIT (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 93 to Registration Statement No. 2-27962 on Form N-1A of our reports dated January 15, 2009, relating to the financial statements and financial highlights of Eaton Vance Enhanced Equity Option Income Fund and Eaton Vance Risk-Managed Equity Option Income Fund (the “Funds”), appearing in the Annual Report on Form N-CSR of Eaton Vance Special Investment Trust for the year ended November 30, 2008, and to the references to us under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP Boston, Massachusetts March 25, 2009